Exhibit 8.1

January 27, 2015

Vision-Sciences, Inc.

40 Ramland Road South

Orangeburg, NY 10962

Ladies and Gentlemen:

We have acted as counsel to Vision-Sciences, Inc., a Delaware corporation (“Vision”), in connection with the merger of Uroplasty, Inc. (“Uroplasty”) with and into Visor Merger Sub LLC (“Merger Sub”), a Delaware limited liability company wholly owned by Vision, with Merger Sub continuing as the surviving entity (the “Merger”), pursuant to the terms of that certain Agreement and Plan of Merger dated as of December 21, 2014 by and among Uroplasty, Merger Sub and Vision (as may be amended from time to time, the “Merger Agreement”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended.

In acting as counsel for Vision and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of Vision and Merger Sub, agreements and other instruments, certificates of officers and representatives of Vision and Merger Sub, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as copies. In addition, we have relied upon the accuracy and completeness, both initially and continuing as of the effective time of the Merger, of certain statements, representations, covenants and agreements made by Uroplasty, Vision, and Merger Sub, including factual statements and representations set forth in the Tax Certificates dated contemporaneously herewith that we received from officers of Uroplasty and Vision (the “Representation Letters”). For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are, as of the effective time of the Merger, true and correct without regard to any qualification as to knowledge. We also have assumed that the transactions related to the Merger or contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement and as described in the registration statement on Form S-4 (the “Registration Statement”), which includes the joint proxy statement/prospectus, filed by Vision with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on January 27, 2015, and that none of the terms and conditions contained therein have been waived or modified in any material respect prior to the effective time of the Merger.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such laws, Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Merger Agreement or the Representation Letters, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that under current United States federal income tax law, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

The tax consequences described in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences,” except as otherwise indicated and subject to the caveats and limitations therein, express our opinion as to the material federal income tax consequences applicable to U.S. holders of Uroplasty Common Stock as a result of the Merger.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Except as expressly set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related to or contemplated by the Merger.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Royer Cooper Cohen Braunfeld LLC

ROYER COOPER COHEN BRAUNFELD LLC